Exhibit 10.1
[Letterhead of Udemy, Inc.]
Employment Offer Letter

June 9, 2025

Dear Eren,

Your contributions to Udemy cannot be overstated. Most recently, your leadership, vision, and enthusiasm as Udemy’s Chief Technology Officer have been pivotal to the continued growth and success of the Company. We are thrilled to have you continue to drive innovation at Udemy in a new and exciting capacity.

I am pleased to offer you the position of Head of Innovation here at Udemy. You will be reporting to me in my role as Udemy’s President and CEO. For an interim period between June 11 and August 15, 2025, you will serve in this role on a full-time basis and the terms and conditions of your current employment will continue to apply. Beginning August 16, 2025, you will be employed on a part-time basis normally scheduled to work fewer than 30 hours per week and the terms and conditions of this Offer Letter shall thereafter apply.

This offer is conditioned on your continued compliance with our At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which you executed on August 25, 2024.

Remote
You will perform your work remotely and you will be based out of Southern California.

Salary Base Pay
Your starting base salary will be $120,000 per year, less applicable payroll deductions and withholdings as required by law. You will be paid semi-monthly, on the 15th and the last day of the month.

Benefits
As an employee of Udemy, you may be eligible for certain benefits in accordance with the Company’s policies, group plan requirements, and applicable law.

Paid Time Off
Udemy wants to make sure that you focus on getting your work done, not focusing on how many days you have worked. Accordingly, instead of using an accrual-based paid time-off policy for exempt employees, Udemy offers a flexible time off policy pursuant to which you can take a reasonable amount of paid time away from the office for vacation, illness, family emergencies, etc., as necessary. In addition to this we have a holiday schedule that is published each year.

At-Will Employment
Employment with Udemy is for no specific period of time. Your employment with Udemy will be “at will,” meaning that either you or Udemy may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and Udemy on this term. Although your job duties, title, compensation and benefits, as well as Udemy’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Udemy (other than you).

Confidentiality
Udemy has extended this offer to you based upon your knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer or any previous employer’s trade secrets or other company specific information. As a condition of employment at Udemy you agree not to disclose or use confidential or proprietary information or trade secrets of any current or prior employer, and that you will not in any way utilize any such information in performing your duties for Udemy. In this regard, you may not bring to Udemy any documents or other materials in tangible form belonging to or acquired from any current or prior employer.

Transition Matters
By signing this letter below, you agree that (i) your transition into this role will not constitute a “Qualifying Non-CIC Termination” or “Qualifying CIC Termination” for purposes of your Change in Control and Severance Agreement, which you executed on July 29, 2024 (the “Severance Agreement”), (ii) the Severance Agreement will terminate and cease to apply as of June 11, 2025, and (iii) you will no longer be eligible for the 2025 annual bonus opportunity or any future annual bonus opportunity.

Miscellaneous
We ask that, if you have not already done so, you disclose to Udemy any and all agreements relating to your prior employment that may affect your eligibility to be employed by Udemy or limit the manner in which you may be employed. It is Udemy’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Udemy, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Udemy is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Udemy.

Interpretation, Amendment and Enforcement
This letter and the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement constitute the complete understanding (“Employment Agreement”) between you and Udemy. The Employment Agreement contains all of the terms of your employment with Udemy and supersedes any prior understandings, representations or understandings (whether written, oral or implied) between you and Udemy. This letter may not be amended or modified, except by an express written understanding signed by both you and a duly authorized officer of Udemy. This letter does not, in any way, modify your “at will” status, or constitute a binding employment agreement. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with Udemy or any other relationship between you and Udemy will be governed by California law, excluding laws relating to conflicts or choice of law.

We look forward to you remaining a part of the Udemy team!
Please confirm your acceptance by signing and returning the enclosed copy of this letter by June 10, 2025.
This offer of employment lapses if not accepted by June 10, 2025.

Yours sincerely,
/s/ Hugo Sarrazin
Hugo Sarrazin, President & CEO

I have read and accept the employment offer:

/s/ Eren Bali

EREN BALI

3